Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (“Second Amendment”) to the Employment Agreement (“Agreement”), effective December 18, 2018, as extended effective October 15, 2021, is entered into by and between TherapeuticsMD, Inc. with a place of business at 6800 Broken Sound Parkway NW, 3rd Floor, Boca Raton, Florida 33487 (“TherapeuticsMD”); and Marlan Walker (“Executive”). This Second Amendment will be effective as of December 30, 2022 (the “Effective Date”).

WHEREAS,     the Agreement exists between TherapeuticsMD and Executive (collectively herein as the “Parties”) relating to Executive’s employment with TherapeuticsMD;

WHEREAS, the Company acknowledges that as of December 30, 2022 Executive was appointed to be the Principle Executive Officer, which constitutes Good Reason under his employment contract with the Company;

WHEREAS, Executive has agreed to waive his right to otherwise terminate for Good Reason during the Term except as defined in the Second Amendment;

WHEREAS, in accepting the role of Principle Executive Officer, Executive is taking on greater responsibility and personal risk;

WHEREAS, the Parties have agreed to amend various terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, intending to be legally bound, the Parties hereby agree as follows:

1.	Section 1(a) is deleted in its entirety and replaced with the following:

(a)

Employment and Term2. . The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, unless sooner terminated pursuant to Section 3 hereof (the “Term”).

2.	Section 1(b) is deleted in its entirety and replaced with the following:

(b)

Duties of Executive. Executive shall serve as the Company’s Chief Executive Officer (the “CEO”), shall diligently perform all services as may be reasonably assigned to Executive by the Company’s Board of Directors (the “Board”), and shall exercise such power and authority as may from time to time be delegated to Executive by the Board.

3.	Section 2(a) is deleted in its entirety and replaced with the following:

(a)

Base Salary. Effective on the Effective Date, the base salary (“Base Salary”) payable to Executive shall be four hundred twenty-eight thousand dollars ($428,000) per year until April 15, 2023 payable on a regular basis in accordance with the Company’s standard payroll procedures as of the end of 2022; thereafter Company will pay Executive (i) a Base Salary equal to five hundred thousand dollars ($500,000) per year on a regular basis in accordance with the Company’s standard payroll procedures as of the end of 2022, and (ii) a lump-sum bonus payment of twenty thousand nine hundred nine and fifty-nine one-hundredths dollars ($20,909.59) paid no later than May 15, 2023. Notwithstanding the foregoing, for the purposes of Section 3(b) (“Result of Termination”), Executive’s salary will be five hundred thousand ($500,000) dollars.

4.	Section 2(b) Annual Short-Term Incentive is hereby amended to replace “forty percent (40%)” with “fifty percent (50%).”

5.	Section 2(f)(i) is deleted in its entirety and replaced with the following:

Insurance Coverage. During the Term, the Company shall pay for and make available to Executive all employee benefits to which other executives of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally. Such benefits shall include, but shall not be limited to, comprehensive health and major medical insurance, dental, vision, and short-term and long-term disability. If, during the Term, Executive the Company no longer offers comprehensive health and major medical insurance, dental, or vision insurance requiring Executive to enroll in COBRA, Company will pay 100% of COBRA premiums. If, during the Term and during any post-separation term under Section 3(b)(ii) or 3(b)(iv), Executive purchases short-term and long-term disability coverage at a level equivalent to that of the benefits formerly provided by Company due to loss of coverage under Company’s disability policy, Company will pay 100% of the premium for any such policy obtained by Executive for the applicable term(s). During the Term, the Company will maintain customary director and officer insurance and, if Executive is required to continue to act as legal counsel to the Company, other insurance coverage typically provided for the benefit of in-house legal counsel, including legal liability coverage, as reasonably necessary.

6.	A new Section 2(g) is added to read as follows:

(g)    2023 RSU Grant. Subject to Board approval, the Company will grant to Executive a 2023 equity grant in the form of 70,000 restricted stock units pursuant to the TherapeuticsMD, Inc. 2019 Stock Incentive Plan and applicable award agreement (the “2023 RSU Grant”). The 2023 RSU Grant will vest on the six-month anniversary of the Effective Date.

7.	To replace Section 3(a)(vi) with the following:

Termination by Executive With Good Reason. At any time during the Term, Executive may terminate Executive’s employment and the Term for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (A) the assignment to

Executive of material duties inconsistent with Executive’s position as the Chief Executive Officer (including status, office, titles and reporting requirements), or any other action by the Company that results in a material diminution in such position, excluding for this purpose (i) any action not taken in bad faith and that is remedied by the Company promptly after receipt of a Notice of Termination for Good Reason (as defined below) thereof given by Executive and (ii) any change in status, office, titles and reporting requirements following a Change in Control of the Company in which the Company ceases to be a standalone public reporting company, provided that the material duties of Executive following such Change in Control are not inconsistent with those of Executive immediately prior to such Change in Control; (B) the Company requiring Executive to be based at any office or location other than in Palm Beach County, Florida, or within thirty-five (35) miles of such location, or such other location as mutually agreed to by the Company and Executive, except for travel reasonably required in the performance of Executive’s responsibilities; and (C) any material failure by the Company to comply with any of the provisions of this Agreement, other than a failure not occurring in bad faith and that is remedied by the Company promptly after receipt of a Notice of Termination for Good Reason given thereof by Executive. A termination of employment by Executive for Good Reason shall be effected by Executive’s giving the Board written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relies, within ninety (90) days of the initial existence of one of the conditions constituting Good Reason, which expressly includes Executive’s appointment as Principle Executive Officer. A termination of employment by Executive for Good Reason shall be effective on the thirty-first (31st) day following the date when the Notice of Termination for Good Reason is given to the Company; provided that such a termination of employment shall not become effective if the Company shall have substantially corrected the circumstance giving rise to the Notice of Termination for Good Reason within thirty (30) days after the Company’s receipt of such Notice of Termination for Good Reason.

8.	Section 3(b)(ii) is deleted in its entirety and replaced with the following:

In the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(iv) (“Termination by the Company Without Good Cause”) or 3(a)(vi) (“Termination by Executive With Good Reason”) above, (a) Executive shall, for a period of eighteen (18) months following the effective date of such termination, continue to receive Executive’s then current annual Base Salary, as provided in Section 2(a), (b) Executive shall receive an amount equal to one and one half times (1.5x) Executive’s Targeted Annual Bonus Award for the calendar year in which the termination of Executive’s employment occurs, which amount shall be paid to Executive in a single lump sum on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement, (c) Executive shall receive, beginning on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement and for a period of twenty-four (24) months thereafter for a total of twenty-four (24) monthly payments, a monthly cash payment equal to the one (1) month cost of COBRA continuation of the health insurance benefits for Executive and Executive’s immediate family as applicable, as the effective date of such termination, less, the one (1) month cost for the same health insurance benefits for Executive and Executive’s immediate family as applicable that would have been incurred by Executive immediately prior to the effective date of such termination if Executive remained employed with the Company, (d) all unvested equity compensation of any kind (including, without limitation, stock options, restricted stock, or restricted stock units) held by Executive in Executive’s capacity as an employee of the Company on the effective date of the termination shall vest as of the effective date of such termination, (e) Executive shall receive payment for accrued but unused PTO consistent with the Company’s policies and procedures therefor in effect at the time of such termination for officers of Executive’s level, and (f) Executive shall receive payment for any annual short-term incentive compensation earned pursuant to Section 2(b) hereof for the calendar year immediately preceding the calendar year in which the termination of Executive’s employment occurs which is unpaid on the effective date of Executive’s termination, which shall be paid to Executive when paid to other similarly situated executives of the Company in accordance with Section 2(b) hereof.

9.	Section 3(b)(iv)(c) is hereby deleted in its entirety.

10.	Except as specifically referenced herein, the Agreement shall remain unchanged and shall continue in full force and effect.

This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which shall constitute one instrument.

TherapeuticsMD, Inc.

/s/ Tommy Thompson	Date: February 21, 2023
Signature

Tommy Thompson, Executive Chair of the Board

Printed Name and Title

Marlan Walker

/s/ Marlan Walker	Date: February 21, 2023
Signature

Marlan Walker, Chief Executive Officer

Printed Name and Title